Exhibit 21.1
List of Subsidiaries of Chatham Lodging Trust
1. Chatham Lodging, L.P.
2. Chatham TRS Holding, Inc.
3. Chatham TRS Holding II, Inc.
4. Chatham Billerica HS LLC
5. Chatham Bloomington HS LLC
6. Chatham Brentwood HS LLC
7. Chatham Dallas HS LLC
8. Chatham Farmington HS LLC
9. Chatham Maitland HS LLC
10. Chatham Houston HAS LLC
11. Chatham Altoona CY LLC
12. Chatham Wash PA SHS LLC
13. Chatham White Plains RI LLC
14. Chatham Holtsville RI LLC
15. Chatham Holtsville RI Utility LLC
16. Chatham New Rochelle RI LLC
17. Chatham Carlsbad HS LLC
18. Chatham Leaseco I, LLC
19. Chatham Houston HAS Leaseco LLC
20. Chatham Altoona CY Leaseco LLC
21. Chatham Wash PA SHS Leaseco LLC
22. Chatham White Plains RI Leaseco LLC
23. Chatham Holtsville RI Leaseco LLC
24. Chatham New Rochelle RI Leaseco LLC
25. Chatham Carlsbad HS Leaseco LLC